Exhibit 99.1

Accentia and Biovest to present at BIO International Convention

Personalized Medicine Session Picked as “Top 10 Can’t Miss” Event

TAMPA, FL – June 24, 2011 – Accentia Biopharmaceuticals, Inc. (OTCQB: “ABPI”), and its majority-owned subsidiary, Biovest International, Inc. (OTCQB: “BVTI”), announced today that the companies will be presenting and exhibiting at the upcoming Biotechnology Industry Organization (BIO) International Conference to be held in Washington, D.C., June 27th – 30th.

Accentia’s Chief Scientific Officer, Dr. Carlos F. Santos, will present as part of the personalized medicines session (BIO Session #261), titled, “Addressing the Major Medical Challenges of Today with Personalized Medicine: Cancer, Diabetes and Brain Injury”. The event is scheduled for Tuesday, June 28th at 10:00 a.m. EDT in Room 150B of the Washington D.C. Convention Center. John Carroll, editor of the publication, Fierce Biotech, and BIO 2011 Program Committee Co-Chair, has picked this session as a “Top 10 Can’t Miss” event at the Convention, where it will be moderated by Dr. Karen Long, DVP Medical, Clinical and Regulatory Affairs, Abbott Laboratories.

For more information on the BIO personalized medicine session (BIO Session #261), please visit: http://www.eflorida.com/myeflorida/bio2011/index.html

Dr. Santos will discuss BiovaxID®, Biovest’s late-stage, autologous, active immunotherapy (personalized cancer vaccine) for the treatment of non-Hodgkin’s lymphoma. The BiovaxID Phase III clinical trial results were published in this month’s edition of the peer-reviewed journal, Journal of Clinical Oncology (JCO), official journal of the American Society of Clinical Oncology (ASCO). The BiovaxID personalized cancer vaccine specifically targets cancer cells by stimulating an anti-tumor immune response. The recently-published JCO article concludes that BiovaxID improves the duration of cancer-free remissions in follicular lymphoma patients that responded to first-line (induction) chemotherapy. In this regard, BiovaxID would serve a unique and critical unmet medical need as the first active and non-immunosuppressive consolidation therapy for follicular lymphoma.

In addition, Biovest’s AutovaxID™ bioreactor system, which is the hollow-fiber manufacturing platform for its BiovaxID personalized cancer vaccine, will be on display at the BIO International Convention in the Minnesota Pavilion on the convention exhibit floor. An article just published in the June 15th issue of Genetic Engineering & Biotechnology News (GEN) reports on research studies conducted by Biovest and the Naval Health Research Center (NHRC) and concludes that Biovest’s hollow-fiber bioreactors offer a compact, highly efficient, scalable and economical method for virus production and manufacture of viral vaccines.

Accentia has also been invited to present at a BIO Convention breakfast meeting hosted by Florida Governor, Rick Scott, covering Florida biotechnology breakthroughs. The event is scheduled for Tuesday, June 28th from 7:30 – 9:00 a.m. EDT at the Renaissance Downtown Hotel, Washington D.C., and Douglas W. Calder, VP, Strategic Planning and Capital Markets, will speak on behalf of Accentia and Biovest.

To request a meeting with Accentia and/or Biovest at this event, please contact Douglas Calder at 813-507-2558 or dwcalder@biovest.com or visit the Minnesota Pavilion on the BIO Convention exhibit hall.

About Accentia Biopharmaceuticals, Inc.

Headquartered in Tampa, Florida, Accentia Biopharmaceuticals, Inc. (OTCQB: “ABPI”) is committed to advancing the autoimmune disease therapy, Revimmune™, as a comprehensive system of care and drug regimen designed for the treatment of autoimmune diseases. Revimmune therapy includes an ultra-high-dose regimen of Cytoxan® (cyclophosphamide), exclusively supplied via a strategic agreement with Baxter Healthcare Corporation. Clinical trials for Revimmune are being planned for the treatment of multiple autoimmune indications.

Accentia holds a majority-ownership stake in Biovest International, Inc. (OTCQB: “BVTI”), an emerging leader in the field of active personalized immunotherapies. In collaboration with the National Cancer Institute, Biovest has developed a patient-specific, cancer vaccine, BiovaxID®, with three clinical trials completed, including a Phase III study for the treatment of follicular non-Hodgkin’s lymphoma.

Additionally, Accentia’s wholly-owned subsidiary, Analytica International, Inc., based in New York City, is a global research and strategy consulting firm that provides professional services to the pharmaceutical and biotechnology industries. Since 1997, Analytica has expertly directed research studies and projects, including traditional health economic modeling projects, database studies, structured reviews, heath technology assessments, reimbursement analyses, and value dossiers.

For further information, please visit: http://www.Accentia.net

Accentia Biopharmaceuticals, Inc. Corporate Contact:

Douglas Calder, Vice President, Strategic Planning & Capital Markets

Phone: (813) 864-2554, ext.258 / Email: dwcalder@accentia.net

Forward-Looking Statements:

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about Revimmune™, BiovaxID® and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Accentia to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Accentia undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.